Exhibit 10.1

GRAIN PROCUREMENT AGREEMENT

THIS GRAIN PROCUREMENT AGREEMENT (the “Agreement”) is entered into on the 6th day of February, 2020, by and among Husker Trading, Inc., a Nebraska corporation with its main office at 2807 13th Street, Columbus, NE 68601 (“Husker Trading”), and Lincolnway Energy LLC. An Iowa limited liability company with its main office located at 59511 West Lincoln Hwy, Nevada, IA 50201 (Lincolnway).

RECITALS:

A.	Lincolnway owns and operates an ethanol plant located at 59511 West Lincoln Hwy, Nevada, Iowa (the “Plant”) and wants to ensure an adequate supply of grain at the most advantageous prices available;

B.	Lincolnway requires a continuous and predictable flow of corn to the plant to ensure that required raw materials for its manufacturing process are always available;

C.	Husker Trading, which is experienced in grain procurement, is willing to provide such assistance on the terms hereby stated; and

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:

1.	Husker Trading Obligations; Commitment and Term.

A.	Obligation. Subject to the terms of this Agreement, Husker Trading hereby agrees to purchase for the benefit of Lincolnway all corn required by Lincolnway to operate the Plant.

B.
Estimated Corn Requirements. The parties expressly understand that Lincolnway’s notice of monthly corn requirements shall be a good faith estimate and that the parties anticipate reasonable variations between delivery forecast and actual delivery requirements.

C.
Term. The term of this Agreement shall be for 6 months, beginning as of the date first stated above.  This Agreement shall terminate at the end of the initial term and any subsequent term unless both parties agree in writing to renew and/or extend this Agreement; provided, however, that the parties agree as follows:

(i)	each party agrees to give written notice to the other party of its election not to renew not later than thirty (30) days prior to the expiration of the then current term;

(ii)
in the absence of a termination notice from either party, the parties agree to have good faith discussions beginning no later than forty (40) days prior to the end of the initial term concerning a possible renewal and/or extension of the Agreement; and

(iii)
notwithstanding any other provision herein to the contrary, in the absence of either a notice to terminate or a mutual agreement to renew or extend this Agreement within thirty (30) days of the expiration of the then current term, this Agreement shall continue on a month-to-month basis until either (x) renewed and/or extended by mutual agreement, or (y) terminated by either party with a required thirty (30) days advance written termination notice.

This Agreement shall terminate on the appropriate termination date in accordance with its terms; provided, however, with respect to any corn purchase contracts existing on the date of such termination, this Agreement shall terminate upon the termination and discharge of such purchase contracts.

2.	Fees; Grain Quality.

A.
Fees. Lincolnway shall pay a fee for services and materials provided by Husker Trading hereunder of $0.01 per bushel of corn delivered (based on scale tickets) including any bushels subject to the Original Agreement.  Husker Trading shall invoice Lincolnway on the first of each month, with payment due on the 15th of each month.  No additional charges for transportation or other services shall be charged by Husker Trading.

Upon termination of this Agreement for any reasons, Lincolnway shall continue to pay Husker Trading this $0.01 per bushel fee for all corn previously purchased (or contracted for) but not yet delivered at the termination date; provided that such fees shall continue to be due monthly based on scale tickets for delivered corn.

B.
Grain Quality. The parties acknowledge and agree that Husker Trading makes no representations or guarantees of the quality of corn delivered to Lincolnway under this Agreement, and that Husker Trading shall not be responsible for the quality of corn delivered hereunder.

The standard quality for corn purchased under this Agreement shall: (i) be No. 2 yellow corn; (ii) be graded in accordance with state and federal laws and in accordance with any reasonable specifications and standards set by Lincolnway; and (iii) be merchantable and not be adulterated.

Lincolnway may, at its option: (i) reject any corn delivered by any grain supplier delivering corn purchased by Husker Trading that does not meet the standards provided by Lincolnway, in which case the service fee will not be due hereunder, or (ii) accept such corn and apply the discounts set forth in the discount schedule on a load-by-load basis, in which case the service fee will be due hereunder.

C.
Hedging. Husker Trading shall cooperate with Lincolnway to allow Lincolnway to maintain a hedging account with a third party. As reasonably requested from time to time, a representative of Husker Trading will attend meetings of the Lincolnway Risk Management Committee.

3.
Lincolnway Representative. Lincolnway shall designate one or more persons who shall be authorized and directed to receive services hereunder and to make all sales decisions for Lincolnway.  All directions, transactions and authorizations given by such representative(s) to Husker Trading shall be binding upon Lincolnway.  Husker Trading shall be entitled to rely on the authorization of such persons until it receives written notification from Lincolnway that such authorization has been revoked.

4.
Best Efforts. Husker Trading agrees to use its best efforts to purchase for the benefit of Lincolnway all corn required by Lincolnway to operate the Plant and to achieve the lowest price for grain available under prevailing market conditions.

5.	Termination.

A.
For Cause – 30 days notice required. Except as provided in paragraph 5.B. below, either party may terminate this Agreement for cause by providing thirty (30) days prior written notice to the other party.  For purposes of this paragraph, “cause” shall include, but not be limited to, the happening of an event of default discussed in paragraph 6 below, or any other material breach of any provision of this Agreement, or material violation of any applicable law, regulation or ruling.

B.
For Cause – immediate termination upon notice. If either party defaults under subsection (3) of paragraph 6 below, or if either party terminates its existence or liquidates, voluntarily or involuntarily, any substantial part of its assets, then the other party may immediately terminate this Agreement by giving written notice thereof to the bankrupt, insolvent or liquidated party.

C.	Without Cause. Either party may terminate this Agreement without cause providing thirty (30) days prior written notice to the other party.

6.
Events of Default. The occurrence of any of the following shall be an event of default under this Agreement: (1) failure of either party to make payment to the other when due, if such nonpayment has not been cured withing five (5) days of written notice thereof; (2) default by either party in the performance of any material covenant, condition or agreement imposed upon that party by this Agreement, if such non performance has not been cured within twenty (20) days of written notice thereof; or (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent.

7.
Remedies. Upon the happening of an event of default under paragraph 6, the parties hereto shall have all remedies available under applicable law with respect to an event of default by the other party, including but not limited to the recovery of attorneys’ fees and other costs and expenses.  In that event, the parties may also terminate this Agreement in accordance with the provisions of paragraph 5.  Without limiting the foregoing, the parties shall have the remedies identifies below for such party, whether in addition to or as one of the remedies otherwise available to them:

A.
Husker Trading’s Remedies. If, after the relevant cure period, Lincolnway fails to make any payment due to Husker Trading by Lincolnway under the terms of this Agreement, Husker Trading may (i) recover the payments from Lincolnway; and/or (ii) specifically enforce the terms of this Agreement, including, but not limited to, the obligation of Lincolnway to pay to Husker Trading an amount equal to the product of the remaining months of the term of the Agreement by the average monthly fee billed by Husker Trading to Lincolnway, subject to any modifications to this damages calculation necessary pursuant to other terms of this Agreement or operation of law.

B.
Lincolnway’s Remedies. If Husker Trading fails to purchase corn as required by this Agreement, or if Lincolnway reasonably in good faith believes that Husker Trading will fail to ensure delivery of corn as required by this Agreement, Lincolnway may: (i) in good faith and without unreasonable delay, make any reasonable purchases of corn in substitution of the quantity due from Husker Trading, (ii) seek and receive injunctive relief or a decree of specific performance, or (iii) credit the amount of damages Husker Trading has become obligated to pay Lincolnway, as determined by arbitration or if arbitration fails to occur as allowed hereby, a court of competent jurisdiction, to Lincolnway and set off such amount against any amounts owed by Lincolnway to Husker Trading.

C.	No Exclusive Remedy. No right, power or remedy conferred by this Agreement shall be exclusive of any other right, power or remedy now or hereafter available at law, in equity, by statute or otherwise.

D.
Waiver. Waiver or the lack of enforcement of its right by either party of any breach of the terms and conditions herein contained shall not be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement.

8.	Indemnification.

A.
Except as otherwise provided in this Agreement, Lincolnway shall indemnify, defend and hold Husker Trading and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Husker Trading or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Lincolnway contained herein or (ii) Lincolnway’s gross negligence or willful misconduct.

B.
Except as otherwise provided in this Agreement, Husker Trading shall indemnify, defend and hold Lincolnway and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Lincolnway or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Husker Trading contained herein or (ii) Husker Trading’s negligence or willful misconduct.

9.	Miscellaneous.

A.
This Agreement, together with any attachments or other information which is expressly incorporated herein and made an integral part of this Agreement, is the complete understanding of the parties to this Agreement with respect to the subject matter of this Agreement, and no other representations or agreements shall be binding upon the parties, or shall be effective to interpret, change or restrict the provisions of this Agreement.

B.
No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any or the terms of this Agreement.

C.
Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection.

D.	This Agreement may be executed in multiple counterparts, all of which shall constitute but one and the same instrument. Facsimile signatures shall be deemed as originals as between the parties.

E.	This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

F.	The paragraph headings herein are for reference purposes only and shall not in any way control or affect the meaning or construction of any provisions of this Agreement.

G.	This Agreement shall be construed and performed in accordance with the laws of the State of Nebraska.

H.
The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party, which shall not be unreasonably withheld.

I.	Time shall be of the essence in the performance of this Agreement.

J.	This Agreement shall be binging upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

K.
Force Majeure. Neither Lincolnway nor Husker Trading will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy or terrorism, riots, civil disorders, public emergency, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof; provided, however, both parties agree to use reasonable efforts to correct any failure or delay in performance.

Force Majeure shall specifically include economic conditions which, in the business judgement of Lincolnway’s board of directors, made on a good faith basis, require Lincolnway’s Plant to be shut down on a temporary or permanent basis.

L.
Nature of Relationship. Husker Trading is an independent contractor providing services to Lincolnway. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby.  Notwithstanding the foregoing provisions, Husker Trading shall be the agent for Lincolnway for the limited and express purpose of purchasing grain for the use and benefit of Lincolnway, and Lincolnway hereby appoints Husker Trading as its agent for such express and limited purposes.

M.
Representations. Husker Trading, either through its own management or through lawful contracts entered into with third parties, currently has and shall maintain or cause to be maintained such licenses, permits and/or authorities as may be required to lawfully engage in the purchase of the corn for Lincolnway.  Each party represents that it is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between such party and any third party.

10.
Notices. Unless a different method of notice is provided herein, notice shall be deemed to have been given to the party to whom it is addressed forty-eight (48) hours after it is deposited in certified U.S. mail, postage prepaid, return receipt requested, addressed as follows:

Lincolnway LLC	Husker Trading, Inc.
Attn:	Attn: Larry Taylor
59511 W. Lincoln Hwy	PO Box 613
Nevada, IA 50201	Columbus, NE 68602

Either party may change the address for notices hereunder by giving notice of such change to the other party in the manner above provided.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

HUSKER TRADING, INC.	LINCOLNWAY, LLC

/s/ Jeff F. Taylor	/s/ Seth Harder
By:	Jeff F. Taylor	By:	Seth Harder
Title:	President	Title:	General Manager

Date:	02/13/2020	Date:	02/13/2020